SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 17, 2003

Commission File Number 33-82034

INDIANTOWN COGENERATION, L.P.
(Exact name of co-registrant as specified in its charter)

Delaware	52-1722490
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

INDIANTOWN COGENERATION FUNDING CORPORATION
(Exact name of co-registrant as specified in its charter)

Delaware	52-1889595
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

7600 Wisconsin Avenue
(Mailing Address: 7500 Old Georgetown Road, 13th Floor)
 Bethesda, Maryland 20814-6161
(Registrants’ address of principal executive offices)

(301)-718-6800
(Registrants’ telephone number, including area code)

Item 5. Other Events.

Indiantown Cogeneration, L.P. credit ratings downgrade

     On June 13, 2003, Moody’s Investors Service (“Moody’s”) announced its decision to downgrade the senior secured debt rating of Indiantown Cogeneration, L.P. (the “Partnership”) to Ba1 from Baa3. The rating action concludes the review for possible downgrade that was initiated on October 8, 2002. The rating outlook is negative. The Partnership owns and operates a 330 net mega-watt coal-fired cogeneration facility in southwestern Martin County, Florida. Output from the facility is sold to Florida Power & Light Company under a long-term power purchase agreement.

     Moody’s stated that this rating action reflects the project’s weakened financial profile, particularly due to problems with operating performance, including outages during 2001 and 2002. Moody’s further stated that while Indiantown anticipates financial improvement in the next few years, prospective coverage ratios are anticipated to be in the 1.30x to 1.40x range, below the level that would be consistent with a Baa3 rating for a coal-fired project.

     The rating action also incorporates some uncertainty relating to the price redetermination of a coal purchase contract. Although the Partnership has successfully transitioned from its previous coal supplier which filed for bankruptcy in 2001 to a new supplier with a major presence in the Central Appalachian region, Moody’s believes that the current contract’s fixed price is short-term in nature and will need to be renegotiated later this year in order to provide greater certainty around expected future cash flows and future coverage ratios.

     The rating action further considers that the Partnership will be required to use any excess cash to fund or repay third party obligations over the next several years relating to three letters of credit, the largest of which is used to support the project’s six-month debt reserve of approximately $29 million. To date, a deposit of $1 million has been made into the Debt Service Reserve Account. Moody’s expressed concerns that any forced outage of the plant could undercut the cash flow generation that is expected to be the source of this funding. Moody’s did note that the Partnership is also in the process of seeking replacement letters of credit, which if successful, would address this funding concern. To the extent that the Partnership is successful in securing replacement letters of credit, Moody’s stated that the rating outlook could stabilize.

     The negative outlook incorporates the involvement of PG&E National Energy Group, Inc. (NEG, Inc.), as operator and as a partial owner. Moody’s does not expect that an NEG, Inc. bankruptcy filing would result in a bankruptcy for the Partnership due to its ownership structure, and the separateness of management, operations, and cash flow.

     This downgrade by Moody’s does not trigger any requirements under the Partnership’s financing documents.

SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Indiantown Cogeneration, L.P.
(Co-Registrant)

Date:	June 17, 2003	\s\ THOMAS E. LEGRO
Thomas E. Legro
Vice President, Controller and
Chief Accounting Officer

Indiantown Cogeneration Funding
Corporation
(Co-Registrant)

Date:	June 17, 2003	\s\ THOMAS E. LEGRO
Thomas E. Legro
Vice President, Controller and
Chief Accounting Officer